Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-41204 on Form S-8, as amended by Amendment No. 1 (Form S-8 No. 333-04888) and in Registration Statement Nos. 333-14925, 333-43018, 333-109322, 333-109324, and 333-109327 on Forms S-8 of our report dated February 28, 2014, relating to the consolidated financial statements of Brown & Brown, Inc. and subsidiaries (“Brown & Brown”), and the effectiveness of Brown & Brown’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brown & Brown for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Jacksonville, Florida

February 28, 2014